Exhibit 10.2

SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS is by and between DAVID JORDEN (“Employee”) and PLX PHARMA INC., its affiliates, directors, officers, managers, supervisors, other employees, agents, and representatives (collectively referred to as “Employer” or “Company”).

Employee’s employment with Employer will end on July 31, 2017 (the “Date of Separation”). Employee and Employer, after negotiation and compromise, have agreed to resolve any and all differences and disputes between them by entering into this Separation and Settlement Agreement and Release of All Claims (“Agreement”), which they both acknowledge is to their mutual benefit and satisfaction.

NOW, THEREFORE, Employee and Employer hereby to the following:

1.	Employee agrees as follows:

A.

Employee will continue to perform the duties and obligations set forth in, and shall continue to be bound by, that one certain Amended and Restated Employment Agreement, dated as of May 13, 2016, by and between Employee and Employer (the “Employment Agreement”) through and including the Date of Separation. Specifically, but without limitation, Employee will be responsible for those matters set forth on Schedule A hereto.

B.

Employee will continue to honor, and shall continue to be bound by, those provisions of the Employment Agreement which, pursuant to the terms of the Employment Agreement, were intended to survive the termination of Employee’s employment and/or the termination of said agreement, specifically including, without limitation, the provisions of Sections 6, 7, 8, 12, and 13 of the Employment Agreement, and it is expressly agreed that this Agreement does not amend, alter, modify, rescind, or terminate any such provision of the Employment Agreement. Specifically, but without limitation, Employee will be responsible for the following:

●	Delivery of all signed minutes of the Board of Directors or Shareholders of the Company.
●	Transfer or assignment of the NASDAQ IR Insight license.
●	Transfer of all Company data and information on Employee’s personal laptop computer or otherwise in Employee’s possession.

2. As full and complete consideration for the obligations undertaken by Employee herein and the release of claims herein granted by Employee, Employer agrees as follows:

A.	To continue to pay to Employee salary of $12,500 per month, to and including the Separation Date.

B.

Upon the completion of a Qualified Financing (as defined in the Employment Agreement) between the date of this Agreement and July 31, 2017, to pay Employee the lump sum of $125,000 on or before August 31, 2017.

C.	To pay to Employee the sum of $12,500 per month, from August 1, 2017 to and including July 31, 2018.

D.

All payments due to Employee pursuant to this Section 2 (except Section 2.B. above) will be paid in installments and on dates in accordance with Employer’s normal payroll procedures. Employer will withhold from all payments due Employee pursuant to this Section 2 all applicable federal and/or state withholding.

E.

The sums payable to Employee pursuant to this Section 2 shall be the sole amount owed to Employee and are in lieu of any other amounts that would have otherwise been due pursuant to the Employment Agreement, Employer’s normal and customary practices, applicable law, or otherwise.

3. Employee agrees and does hereby release and discharge Employer from any and all claims, charges, causes of action, and demands which he has or may have, of any kind or character, whether now known or unknown, including, but not limited to, any claim for salary, compensation, severance pay, or other benefits, expenses, actual or compensatory damages, exemplary or punitive damages, interest, attorneys’ fees, costs, present or future employment, and any form of declaratory or injunctive relief not expressly provided in this Agreement, but excepting claims, if any, relating specifically to retirement benefits under an Employer-sponsored retirement plan or relating to benefits subject to COBRA. This release includes, without limitation, all claims arising from, attributable to, or related to (i) Employee’s employment by Employer, (ii) Employee’s severance of employment, and (iii) any and all acts or omissions related to these matters in any manner, which claims have accrued on or before the date of his execution of Agreement. This release includes but is not limited to claims of detrimental reliance; wrongful discharge; discrimination on the basis of age, sex, race, national origin, religion, disability, genetic information, or any other characteristic protected under federal, state, or local law; retaliation; failure to accommodate; failure to promote; negligent supervision; invasion of privacy; intentional infliction of emotional distress; and any other claim arising from any alleged unlawful or wrongful conduct, whether based on federal or state statute, regulation, or common law (contract, tort, equity, or other) of any jurisdiction, or on any municipal ordinance. Employee acknowledges that he is aware of any rights he may have under the Age Discrimination in Employment Act (ADEA), including the Older Workers Benefits Protection Act; Title VII of the Civil Rights Act (42 U.S.C. § 2000e, et seq.); the Americans with Disabilities Act; the Fair Labor Standards Act, including the Equal Pay Act; the Family and Medical Leave Act; and the Texas Labor Code, including but not limited to Chapters 21, 61 and 451, but excepting Employee’s rights, if any, to unemployment compensation.

4. This Agreement extinguishes all rights, if any, which Employee may have against Employer, and all obligations, if any, which Employer may have to Employee, whether contractual, statutory, common law or otherwise, including but not limited to those relating to the employment of Employee by Employer. The release contained in this Agreement shall be broadly construed so as to release, acquit and forever discharge Employer, its successors, representatives and assigns, with regard to those claims described above and with regard to all claims of any nature whatsoever, arising out of Employee’s employment by Employer, from the beginning of time to the date of his execution of this Agreement.

5. Employee represents and confirms that he has not filed or otherwise initiated any lawsuit, complaint, charge, or other proceeding against Employer in any local, state, or federal court or agency based on events occurring on or before the date of his execution of this Agreement. Employee also expressly waives any right to damages or other legal or equitable relief awarded by any governmental agency or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events occurring on or before the date of his execution of this agreement.

6. Except as may otherwise be required by law or pursuant to a subpoena issued and served, Employee agrees not to disclose to any third person (except for a member of his immediate family, or his attorney or tax advisor, whom he may consult regarding this Agreement), the terms or conditions of this document.

7. Employee acknowledges any claims he may have regarding his employment, severance from employment, or otherwise, are disputed and that, by entering into this Agreement, the parties will avoid the possibility of future expense and uncertainty. Employee further acknowledges that Employer denies any unlawful conduct or other wrongdoing related to the employment of Employee, and that Employer knows of no claim Employee may have against Employer. This Settlement Agreement does not constitute any evidence of unlawful conduct or wrongdoing on the part of Employer.

8. Employee is bound by this Agreement. Anyone who succeeds to his rights and responsibilities, such as his heirs or executor of his estate, is also bound. The release of all claims is made for the benefit of Employer and all who succeed to its rights and responsibility, such as it successors or assigns.

9. This Agreement supersedes, replaces, and merges all previous agreements, correspondence, negotiations, and discussions between Employee and Employer or their respective attorneys or agents, relating to the same or similar subject matters and constitutes the entire agreement between Employee and Employer, except for the continuing duties and obligations of Employee to Employer pursuant to the Employment Agreement. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of its provisions shall be binding unless made in writing and signed by both parties.

10. This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, except to the extent federal law may apply.

11. Employee further states that he has carefully read this Agreement, that he has had the opportunity to review it with his attorney; that he fully understands the provisions and their final and binding effects; that this Agreement is the only agreement of any kind between him and Employer relating to the subject matter hereof; and that he is signing this Agreement knowingly and voluntarily. Employee acknowledges, represents, warrants, and agrees that in entering into this Agreement, Employee has not received and is not relying on any advice, statement, representation, warranty, or covenant of Employer or any other person or entity that is not expressly set forth herein.

12. Employee acknowledges that, because he is age 40 or older he has specific rights under the Older Worker Benefits Protection Act (OWBPA), an amendment to the Age Discrimination in Employment Act (ADEA), and that this Agreement is intended to release any right to damages Employee may have against Employer based on any allegation of discrimination on the basis of age under the ADEA, including the OWBPA. Employee expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under ADEA, including the OWBPA. Employee further expressly acknowledges and agrees that:

(a)

The payment made to Employee under this Agreement is more than Employer is required to pay under the law and under Employer’s standard policies and procedures, and that Employer is making the payment in consideration for Employee’s waiver and release of all claims;

(b)	He was given a copy of this Agreement on the date indicated below and, consistent with the provisions of OWBPA, he has twenty-one (21) days to consider this Agreement;

(c)	He has been advised to consult with an attorney before signing this Agreement, and has had the opportunity to consult with an attorney before signing this Agreement; and

(d)

He has seven (7) days following the date of his execution of this Agreement to revoke or rescind his acceptance. To rescind this Agreement, Employee must, within the seven (7) days after the date he signs this Agreement, deliver a notice of rescission to Natasha Giordano, PLx Pharma Inc., 8285 El Rio, Suite 130, Houston, TX 77054. To be effective, such notice of rescission must be physically delivered to Ms. Giordano no later than the end of the seventh (7th) day following the date of his execution of this Agreement.

(e)	If he revokes this agreement, Employee will not be entitled to the payments set forth above.

13. Employee covenants and agrees that neither he, nor his successors or assigns, nor any related or affiliated person, firm, partnership or corporation, has assigned or conveyed to any person or entity not a signatory to this Agreement any right or cause of action, whether in whole or in part, that he may have against Employer.

14. The parties understand and agree this Agreement may be executed in multiple originals, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

15. This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Texas, except to the extent federal law may apply. Venue shall be exclusive in Harris County, Texas.

The parties acknowledge that they have read this Agreement, understand its contents, accept and agree to the provisions it contains, and hereby execute it voluntarily, knowingly, and with full understanding of its consequences.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

PLx Pharma Inc.

By: /s/ Natasha Giordano

Natasha Giordano

Chief Executive Officer

ACKNOWLEDGMENT OF RECEIPT BY EMPLOYEE

I acknowledge I received a copy of this Settlement Agreement and Release of Claims for review and consideration on the date indicated below and that I have twenty-one (21) days to consider this Agreement.

DATED this 30th day of April, 2017.

/s/ David Jorden

DAVID JORDEN

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Settlement Agreement and Release of Claims as stated above, I hereby accept the terms and conditions contained therein. I understand I have seven (7) days from this date within which to revoke my acceptance of the Agreement.

ACCEPTED AND AGREED this 1st day of May, 2017.

/s/ David Jorden

DAVID JORDEN